As filed with the Securities and Exchange Commission on December xx, 2004.
                              Registration No. xx


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             SBC COMMUNICATIONS INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                        43-1301883
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
  Incorporation or Organization)

     175 E. Houston, San Antonio, Texas                     78205-2233
   (Address of Principal Executive Offices)                 (Zip Code)

                        Stock Purchase and Deferral Plan
                             and Cash Deferral Plan

                            (Full Title of the Plan)

Name, address and telephone number             Please send copies of all
of agent for service:                          communications to:
  Joy Rick                                       Wayne Wirtz
  SBC Communications Inc.                        Assistant General Counsel
  175 E. Houston, 11th Floor                     SBC Communications Inc.
  San Antonio, Texas 78205-2233                  175 E. Houston, 2nd Floor
  (210) 821-4105                                 San Antonio, Texas 78205-2233
                                                 (210) 821-4105

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of        Amount       Proposed Maximum   Proposed Maximum         Amount
Securities      to be        Offering Price        Aggregate       Registration
To Be         Registered       Per Share        Offering Price            Fee
Registered
--------------------------------------------------------------------------------
Common Stock,  55,000,000       $25.19          $1,385,450,000         $175,537
par value                         (2)               (2)                   (2)(3)
$1.00
per share (1)
--------------------------------------------------------------------------------
Options        34,000,000         (5)               (5)                     (5)
(4)(5)
--------------------------------------------------------------------------------
Deferred       $25,000,000        100%           $25,000,000             $3,168
Compensation                                                                 (3)
Obligations (6)
--------------------------------------------------------------------------------
(1) The number of shares being registered represents the number of shares of Common Stock which may be issued pursuant to the Stock Purchase and Deferral Plan.
(2) The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 55,000,000 shares by the average of the high and low price of the stock on November 30, 2004.
(3) Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee that would otherwise be payable under Rule 457 with regard to this Registration Statement is hereby offset against a portion of the Registrant's $297,931 registration fee that it paid to the SEC on November 19, 2004, for the Registration Statement on Form S-8, File No. 333-120765, which was filed on November 24, 2004. The offering under Registration Statement No. 333-120765 was terminated, and Form RW was filed with the SEC on December 1, 2004, to withdraw the filing of the Registration Statement. After giving effect to the offset for the registration fee otherwise due by the Registrant's filing this Registration Statement, the Registrant has an unused filing fee balance available for future offset under Rule 457(p) of $119,226.
(4)  Each option entitles the holder to purchase one share of common stock.
(5) No separate consideration will be received for the issuance of the options. Therefore, no additional fee is required for the registration of the options.
(6) The deferred compensation obligations are the unsecured obligations of SBC Communications Inc. to pay deferred compensation in the future in accordance with the terms of the Cash Deferral Plan.

     Pursuant to Rule 416(a) of the Securities Act of 1933, the Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split or stock dividend. No additional registration fee is required. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

                   PART I. INFORMATION REQUIRED IN PROSPECTUS

         Pursuant to the note following the Calculation of Registration Fee above on this Form S-8, the documents containing the information specified by
Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").


             PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The following documents have been filed by SBC Communications Inc. ("SBC") with the Securities and Exchange Commission (the "SEC") (File No. 1-08610) and are incorporated herein by reference: Annual Report on Form 10-K for the year ended December 31, 2003; Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004; the description of SBC's shares of common stock, contained in its Registration Statement on Form 10, dated November 15, 1983; and SBC's Current Reports on Form 8-K, filed on February 17, 2004, March 22, 2004, May 27, 2004, June 10, 2004,
June 17, 2004, July 1, 2004, July 28, 2004, August 18, 2004, September 1, 2004,
September 30, 2004, October 13, 2004, October 19, 2004, October 21, 2004,
October 26, 2004, October 27, 2004, October 28, 2004, November 3, 2004, November 15, 2004, November 24, 2004, and November 29, 2004, and amendments thereto on Form 8-K/A, filed on February 18, 2004 and November 2, 2004.

         All documents filed by SBC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, ("Exchange Act") subsequent to the filing of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.  Description of Securities

         The Registrant is registering common shares which are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The Registrant is also registering options to purchase common shares and deferred compensation obligations, descriptions of which appear in Exhibit 10-ff and
Exhibit 10-gg, respectively, and such descriptions are incorporated by reference herein.


Item 5.  Interests of Named Experts and Counsel

         None.


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


Item 6.  Indemnification of Directors and Officers

         The laws of the State of Delaware provide for indemnification of any person (the "Indemnitee"), under certain circumstances, against reasonable expenses, including attorneys' fees, incurred in connection with the defense of a civil, criminal, administrative or investigative proceeding (other than an action by or in the right of SBC) to which such person has been made, or threatened to have been made, a party by reason of the fact that he or she is or was serving as a director, officer, employee or agent of SBC or by reason of the fact that he or she is or was serving at the request of SBC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Pursuant to the statutes, indemnity may be provided for if the Indemnitee acted in good faith (and with respect to a criminal action or proceeding, had no reason to believe his or her conduct was unlawful) and in a manner reasonably believed to be in or not opposed to the best interests of SBC. With respect to any threatened, pending or completed action or suit by or in the right of SBC, the statute provides that SBC may indemnify against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement if the Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of SBC, except that no indemnification may be made if the Indemnitee shall have been adjudged to be liable to SBC unless specific court approval is obtained. The statute further provides that the indemnification provided pursuant to it shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise. The bylaws of SBC provide that SBC shall indemnify, and advance expenses to, any director, officer, employee or agent of SBC or any person serving as a director or officer of any other entity at the request of SBC to the fullest extent permitted by law.

         Under the statute, SBC may, and does, maintain insurance policies covering SBC, any director or officer of SBC and any person serving at the request of SBC as a director or officer of any other entity. These insurance policies generally cover liabilities arising out of such service, including liabilities for which any such person may not be indemnified by SBC.

         In recognition of the directors' and officers' need for substantial protection against personal liability in order to assure their continued service to SBC in an effective manner, their reliance on the bylaws and to provide them with specific contractual assurances that the protection promised by such bylaws will be available to them, SBC has entered into indemnity agreements with each of its directors and officers.

         Each agreement specifies that SBC will indemnify the director or officer to the fullest extent permitted by law, as soon as practicable after written demand is presented, against any and all expenses and losses arising out of any action, suit or proceeding, inquiry or investigation related to the fact that the director or officer is or was a director, officer or employee, agent or fiduciary of SBC or was serving another corporation, partnership or joint venture in such a capacity at the request of SBC. Each agreement also provides that SBC will promptly advance any expenses if requested to do so. Each director and officer undertakes in the agreement to repay such advancements if it is ultimately determined that he or she was not entitled to indemnification. The right of any director or officer to indemnification in any case will be determined by either the Board of Directors (provided that a majority of directors are not parties to the claim), by a person or body selected by the Board of Directors or, if there has been a change in control, defined in the agreement generally to mean an acquisition by any person of 20 percent or more of SBC's stock or a change in the identity of a majority of the Board of Directors over a two-year period, by a special, independent counsel.

         In each agreement, SBC commits to maintaining its insurance coverage of directors and officers both in scope and amount at least as favorable as the policies maintained as of the effective date of the agreement. In the event that such insurance is not reasonably available or if it is determined in good faith that the cost of the insurance is not reasonably justified by the coverage thereunder or that the coverage thereunder is inadequate, SBC may discontinue any one or more of such policies or coverages. In such event, SBC agrees to hold harmless and indemnify directors and officers to the full extent of the coverage which would otherwise have been provided if the insurance in effect on the effective date of the agreements had been maintained. Each agreement will remain effective so long as the director or officer is subject to liability for an indemnifiable event (the "indemnification period"). Each agreement also provides that if during the indemnification period the then existing directors and officers have more favorable indemnification rights than those provided for in the agreement, each director or officer shall be entitled to such more favorable rights. The foregoing summary is subject to the detailed provisions of the Delaware General Corporation Law, SBC's bylaws, and the agreements between SBC and each of its directors and officers.


Item 7.  Exemption from Registration Claimed

         Not applicable.


Item 8.  Exhibits

Exhibit Number    Description of Exhibits

     5            Validity opinion of James D. Ellis, Esq.

     10-ff Stock Purchase and Deferral Plan (Exhibit 10-ff to Form 8-K dated November 19, 2004)

     10-gg        Cash Deferral Plan (Exhibit 10-gg to Form 8-K dated
                  November 19, 2004)

     23-a         Consent of Ernst & Young, LLP, Independent Auditors

     23-b Consent of James D. Ellis, Esq. (contained in opinion filed as Exhibit 5)

     24-a         Power of Attorney of Officer/Director

     24-b         Powers of Attorney of Directors


Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 1st day of December, 2004.

                                           SBC COMMUNICATIONS INC.


                                           By: /s/ Richard G. Lindner
                                               Richard G. Lindner
                                               Senior Executive Vice President
                                               and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Principal Executive Officer:                   Edward E. Whitacre, Jr.*
                                               Chairman of the Board and
                                               Chief Executive Officer

Principal Financial                            Richard G. Lindner
and Accounting Officer:                        Senior Executive Vice President
                                               and Chief Financial Officer


                                           By: /s/ Richard G. Lindner
                                               Richard G. Lindner,
                                               as attorney-in-fact for
                                               Mr. Whitacre, the Directors,
                                               and on his own behalf as
                                               Principal Financial and
                                               Accounting Officer

                                           December 1, 2004

DIRECTORS:
-------------------------------------------------------------------------------
Gilbert F. Amelio*                              John B. McCoy*
Clarence C. Barksdale*                          Mary S. Metz*
James E. Barnes*                                Toni Rembe*
August A. Busch III*                            S. Donley Ritchey*
William P. Clark*                               Joyce M. Roche'*
Martin K. Eby, Jr.*                             Laura D'Andrea Tyson*
James A. Henderson*                             Patricia P. Upton*
Lynn M. Martin*                                 Edward E. Whitacre, Jr.*
-------------------------------------------------------------------------------
*  By power of attorney

                                INDEX TO EXHIBITS


Exhibit Number    Description of Exhibits

     5            Validity opinion of James D. Ellis, Esq.

     10-ff Stock Purchase and Deferral Plan (Exhibit 10-ff to Form 8-K dated November 19, 2004)

     10-gg        Cash Deferral Plan (Exhibit 10-gg to Form 8-K dated November
                  19, 2004)

     23-a         Consent of Ernst & Young, LLP, Independent Auditors

     23-b Consent of James D. Ellis, Esq. (contained in opinion filed as Exhibit 5)

     24-a         Power of Attorney of Officer/Director

     24-b         Powers of Attorney of Directors